UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2013

INSPIRED BUILDERS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-171636	27-1989147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 Wilshire Boulevard, Suite 830 Santa Monica, California 90401
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 526-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 22, 2013, Carlos Salas, the Chief Executive Officer of Inspired Builders, Inc. (the “Company”) resigned from his position as Chief Executive Officer and Director of the Company.  The resignation of Mr. Salas was not a result of any disagreements relating to the Company’s operations, policies, or practices.

On the same day, the board of directors of the Company (the “Board”) unanimously appointed Matthew Nordgren as the Company’s Chief Executive Officer and Director (the “Appointment”).  Mr. Nordgren will perform the services and duties that are normally and customarily associated with the Chief Executive Officer as well as other associated duties as our Board may reasonably determine.

Matthew Nordgren, age 30, has served as the Chief Executive Officer of Nordco Consulting since he founded it in February 2009.  From 2007 to 2010, Mr. Nordgren has been a partner and Vice President of Schlegel Woy Management.  Since 2008, Mr. Nordgren has been the Texas President of VEEV, where he is responsible for marketing, distribution, and sales within the State of Texas.  Since 2002, Mr. Nordgren has served as an executive at Nordco, Inc., where he is responsible for corporate development and marketing strategies. Mr. Nordgren received his B.A. in government from the University of Texas.

Family Relationships

There are no family relationships between Mr. Nordgren and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreements

The Company has not entered into any employment agreements with any of its officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspired Builders, Inc.

Date: February 28, 2013	By:	/s/ Matthew Nordgren
Name: Matthew Nordgren Title: CEO